Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Cognex Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.002 per share	Other	4,600,000 shares	$55.455	$255,093,000	0.0001381	$35,228.34
	Total Offering Amounts					$255,093,000		$35,228.34
	Total Fee Offsets							$0
	Net Fee Due							$35,228.34
(1) Note 1a: Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.002 per share (the “Common Stock”), which become issuable under the Cognex Corporation 2023 Stock Option and Incentive Plan, as amended (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

Note 1b: The price of $55.455 per share, which is the average of the high and low sale prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on May 1, 2026, is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act.